Exhibit 10.4
AMENDED AND RESTATED EXECUTIVE SUPPLEMENTAL
RETIREMENT PLAN AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of December, 2006, by and between Sandy Spring Bank, a Maryland corporation, with its main office in Olney, Maryland (the “Bank”), and Jan W. Clark (the “Executive”).
     WHEREAS, the Executive and County National Bank (“CNB”) are parties to an Executive Supplemental Retirement Plan Agreement originally effective as of June 3, 2002 (the “SERP”);
     WHEREAS, the Bank and CNB have executed an Agreement and Plan of Merger; and
     WHEREAS, upon the effectiveness of the merger of CNB into the Bank (the “Merger”), the Executive and the Bank desire to amend and restate the SERP in its entirety, as hereinafter provided.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:
     1. Amendment and Restatement. This Agreement is conditioned upon, and shall not take effect until, the Merger is effective, in which event, as of the effective date of the Merger, this Agreement shall amend and restate the SERP in its entirety.
     2. Payments Upon Retirement. Upon the Executive’s termination of employment from the Bank for any reason, other than death, the Executive shall receive 120 equal monthly payments, without interest or other earnings, of $2,087.28 each, the first of which shall be paid 30 days after the date of the Executive’s termination of employment.
     3. Payments Upon Death. In the event of the death of the Executive, the following provisions shall be applicable:
          A. If the Executive shall die before any payments are made pursuant to Section 2, no payments shall be made pursuant to Section 2, and in lieu thereof, a death benefit in the amount of $250,470 shall be payable.
          B. If the Executive shall die after installment payments have commenced pursuant to Section 2, no further payments shall be made pursuant to Section 2, and in lieu thereof, a death benefit in the amount of $250,470, reduced by the aggregate amount of all installments paid pursuant to Section 2, shall be payable.
          C. A payment pursuant to Section 3A or 3B shall be made in a lump sum and shall be paid to the executor of the Executive’s estate no later than 60 days after the date of the Executive’s death.
     4. Obligations To Be Unsecured. The Bank and the Executive understand and agree that the Bank’s obligations under this Agreement shall not be secured in any manner and that the Executive’s rights hereunder shall be treated in the same manner as the rights of any other unsecured creditor of the Bank. Accordingly, the Bank shall not be required to reserve or otherwise set aside, physically or legally, any funds for the payment of its obligations hereunder. Neither the Executive, nor any other person shall be deemed to have any property interest, legal or equitable, in any specific asset of the Bank as a result of entering into this Agreement and, to the extent that any person acquires any rights to receive payment under the provisions of this Agreement, such rights shall be no greater than, nor shall they have any preference or priority over, the rights of any unsecured creditor of the Bank.
     5. Non-Alienation Provision. Neither the Executive nor any other person or persons who may become entitled to payment of any amount under this Agreement shall have any right to anticipate, commute, pledge, encumber, alienate, sell, transfer, assign or otherwise dispose of the right to receive payments hereunder, all of which payments and the rights thereto are expressly hereby declared to be non-assignable and not subject to the debts, contracts, liabilities, engagements or torts of the Executive or such persons.
     6. Withholding of Taxes. The Bank shall have the right to withhold from all amounts payable pursuant to this Agreement any Federal, state, local or other taxes of any kind required by law to be withheld.
     7. Right of Set-Off. By execution of this Agreement, the Executive consents to a deduction from any amounts the Bank may owe the Executive pursuant to this Agreement, any and all amounts owed by the Executive to the Bank at the time that payment from the Bank to the Executive is due.
     8. No Employment Rights. This Agreement shall not constitute an agreement of employment and does not give the Executive the right to continue in the employ of the Bank or otherwise interfere with the right of the Bank to terminate the employment of the Executive at any time.
     9. Amendments. This Agreement shall not be amended, modified or terminated otherwise than by a written agreement executed by the parties hereto or their respective successors, assigns and legal representatives.
     10. Notices. All notices and other communications hereunder shall be in writing and shall either be hand delivered, with receipt therefor, or sent by Federal Express or other nationally recognized courier, or by certified or registered mail, postage prepaid, return receipt requested, to the Executive at his most recent address shown on the Bank’s records, and to the Bank, at the Bank’s principal office. A notice that is sent by Federal Express or other nationally recognized courier or that is sent by certified or registered mail will be deemed given on the earlier of the date the notice is received by the addressee or five (5) business days after the date the notice is delivered to the designated address. Either party may change the address to which notices or other communications are to be delivered to them hereunder by giving written notice to the other party as provided in this paragraph.
     11. Headings. Section headings and numbers have been inserted for convenience of reference only and in no way define or limit the scope or content of this Agreement or in any way affect the interpretation of its provisions.
     12. Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties (including, without limitation, the SERP and any and all amendments thereto) concerning such subject matter whether oral or written.
     13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles thereof.
     14. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity of any portion hereof shall not affect the validity of the remainder thereof.
     15. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives, successors and assigns.
     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SANDY SPRING BANK, a Maryland corporation
By:	/s/ Hunter R. Hollar
Title: President and CEO

EXECUTIVE
/s/ Jan W. Clark
Jan W. Clark

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